Exhibit 10.1
EXECUTION COPY
Dated 10 August 2005
LONDON INDUSTRIAL LEASING LIMITED
and
DEUTSCHE BANK AG (ACTING THROUGH ITS LONDON BRANCH)
and
BOOKHAM TECHNOLOGY PLC
SHARE PURCHASE AGREEMENT
relating to the sale and purchase of
the whole of the issued share capital of City Leasing (Creekside) Limited
Linklaters
One Silk Street
London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Table of Contents

Contents	Page

1 Interpretation	1

2 Agreement to Sell the Shares	8

3 Consideration	9

4 Closing	9

5 Warranties and Indemnities	12

6 Limitation of Seller’s Liability	18

7 Claims	21

8 Confidentiality	23

9 Other Provisions	24

Schedule 1 The Company	30

Schedule 2 Warranties given by the Seller under Clause 5	31

Schedule 3 Cash Flow Model	1

i

Share Purchase Agreement
This Agreement is made on 10 August 2005
between:
(1)	LONDON INDUSTRIAL LEASING LIMITED a company incorporated in England (registered number 00913007) whose registered office is at 23 Great Winchester Street, London EC2P 2AX (the “Seller”);

(2)	DEUTSCHE BANK AG, acting through its London Branch (registered branch number BR000005) at Winchester House, 1 Great Winchester Street, London EC2N 2DB (“DB London”); and

(3)	BOOKHAM TECHNOLOGY PLC a company incorporated in England (registered number 02298887) whose registered office is at Caswell, Towcester, Northamptonshire, NN12 8EQ (the “Purchaser”).
Whereas:
(A)	City Leasing (Creekside) Limited (the “Company”) is a private company limited by shares, short particulars of which are set out at Schedule 1, incorporated in England (registered no. 2133288) under the Companies Act 1985 and has its registered office at 23 Great Winchester Street, London EC2P 2AX.

(B)	The Seller is the sole legal and beneficial owner of the entire issued share capital of the Company.

(C)	The Seller has agreed to sell and the Purchaser has agreed to purchase all of the issued share capital of the Company on the terms of this Agreement (which include the Seller giving certain representations and warranties and covenants to the Purchaser).

(D)	DB London is the ultimate holding company of the Seller and has agreed to assume certain obligations under this Agreement.
It is agreed as follows:
1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts” means the Annual Accounts and the Closing Accounts;

“Administration Agreement” means the administration agreement to be entered into at Closing by City Leasing Limited, DB London and the Company, in the Agreed Form;

“Agreed Form” means documents agreed by the parties or on their behalf and initialled by them or on their behalf for identification purposes only;

“Aircraft” means the four Boeing 747-400 aircraft each, respectively, with manufacturer’s serial numbers 23908, 24047, 24056 and 27092 and UK registration marks G-BNLA, GBNLE, G-BNLN and G-CIVA;

“Aircraft Mortgages” means the four aircraft mortgages dated 3 December 2003 between Phoebus and DB London, one such mortgage in respect of each Aircraft;

“Aircraft Sale and Purchase Agreements” means the four aircraft sale and purchase agreements as defined in the respective Headleases and Subleases;

“Annual Accounts” means the draft accounts of the Company for the approximate twelve month period ended on the Annual Accounts Date, as adjusted in the manner contemplated in the covering email thereto, a copy of which has been initialled for the purposes of identification only by the parties or on their behalf;

“Annual Accounts Date” means 31 December 2004;

“BA Consent Letter” means the consent letter, in the Agreed Form, from British Airways plc

“BA Deeds of Assignment” means the four deeds of assignment dated 3 December 2003 between British Airways plc and LBI Leasing Limited, one such assignment in respect of each Aircraft;

“BA Sales Agency Letters” means the four letters from British Airways plc to Phoebus dated 3 December 2003 relating to the sale of the Aircraft, one such letter in respect of each Aircraft;

“BA Security Agreements” means the four security agreements dated 3 December 2003 between LBI Leasing Limited and British Airways plc, one such security agreement in respect of each Aircraft;

“Banking Authorities Side Letter” means the side letter in the Agreed Form from the Company to DB London relating to the authorised signatories of the bank account of the Company with account number 12844600, sort code 40-50-81;

“Bookham Signing Authority” means evidence, in the Agreed Form, that the Purchaser is authorised to enter into this Agreement;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England;

“Cash Flow Model” means the cash flow model set out in Schedule 3 of this Agreement;

“Closing” means the completion of the sale of the Shares pursuant to Clauses 4.1 and 4.2 of this Agreement;

“Closing Accounts” means the accounts of the Company for the period beginning on 1 January 2005 and ending on the Closing Accounts Date, a copy of which has been initialled for the purposes of identification only by the parties or on their behalf;

“Closing Accounts Date” means 10 August 2005;

“Closing Accounts Warranty” means the Seller’s Warranty listed at paragraph 2.3 of Schedule 2;

“Closing Date” means the date on which Closing takes place;

“Confidential Group Papers” means certain papers, reports and other documents prepared by or on behalf of the Seller or any member of the Seller’s Group or the Company prior to Closing which fall into one or more of the following categories: (a) documentation prepared principally for the purposes of or in connection with the credit assessment or relating to the credit standing of any party (including the Company); (b) internal business management papers containing confidential or sensitive information relating to the Seller’s Group; and (c) papers relating to Tax matters which are managed on a group basis and containing information required or desired to be retained by the Seller’s Group (including for the purposes of Clause 7.5);

“Consideration” has the meaning given to it in Clause 3;

“Creekside Account Charges” means the account charges dated 3 December 2003 between the Company as chargor and DB London as chargee, in respect of each of the Aircraft;

“Creekside Deeds of Assignment” means the four Creekside deeds of assignment as defined in the respective Headleases and Subleases;

“Creekside Rental Account” means the bank account with DB London with account number 0128446-0000-GBP-000,

“Creekside Security Account Charge” means the account charge in the Agreed Form, between the Company as chargor and Phoebus as chargee;

“DB Comfort Letter” means the comfort letter, in the Agreed Form, from DB London to the Purchaser relating to certain proposed transfers by the Company;

“DB Signing Authority” means evidence, in the Agreed Form, that DB London and the Seller are authorised to enter into this Agreement;

“Deeds of Application” means the four deeds of application of proceeds and priorities each dated 3 December 2003 as defined in the respective Headleases;

“Deeds of Release” means the four deeds of release dated 3 December 2003 between British Airways plc, LBI Leasing Limited and the Company, one deed of release in respect of each Aircraft;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser in the Agreed Form:

“Donside” means City Leasing (Donside) Limited, a company incorporated in England with registered number 2002137;

“Donside Letter” means the letter from Donside to Creekside, in the Agreed Form;

“Donside Loan” means the £18 million loan dated 12 April 2005 granted by Donside to the Company;

“Encumbrance” means any form of encumbrance, pledge, claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“First DB London Loan” means the agreement pursuant to which DB London agrees to lend £18,348,132.33 to the Company to be entered into immediately prior to Closing in the Agreed Form;

“Group Relief Agreement” means the group relief agreement to be entered into on the Closing Date between DB London, the Purchaser and the Company;

“Headleases” means four head lease agreements each dated 3 December 2003 entered into between Phoebus and the Company (as amended from time to time) pursuant to which Phoebus leases to the Company the Aircraft and “Headlease” means any such agreement;

“Headlease Amendment Agreements” means the four amendment agreements to the Headleases, to be entered into on the Closing Date between the Company and Phoebus, one such agreement in respect of each of the four Headleases;

“Losses” means all losses, liabilities, costs (including without limitation legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“Notice of Acknowledgement and Rebate Assignment” means the lessor acknowledgement of lessor notice of assignment dated 3 December 2003 to Banca Intesa S.p.A from the Company in respect of one Boeing 747-436 aircraft manufacturer’s serial number 27092 and registration mark G-CIVA;

“Phoebus” means Phoebus Leasing Limited, a company incorporated in the Cayman Islands whose registered office is at PO Box 1984GT, Elizabethan Square, George Town Grand Cayman, Cayman Islands;

“Phoebus Account Charges” means the four account charges dated 3 December 2003 between Phoebus and DB London as chargee, one such agreement in respect of each of the Aircraft;

“Phoebus Letter” means the letter from Phoebus to Creekside, in the Agreed Form;

“Power of Attorney” means the power of attorney in the Agreed Form to be given by the Company to DB London at Closing granting power to discuss and finalise its tax computations and returns with H.M. Revenue and Customs for all periods up to the Closing Accounts Date;

“Purchaser’s Group” means the Purchaser and its subsidiary undertakings from time to time;

“Purchaser’s Lawyers” means Wilmer Cutler Pickering Hale and Dort LLP of Alder Castle, 10 Noble Street, London, EC2V 7QJ;

“Purchaser’s Wider Group” means the Purchaser’s Group and any company in respect of which any member of the Purchaser’s Group is a subsidiary undertaking from time to time;

“Relevant Documents” means the relevant documents as defined in each of the respective Headleases and Subleases;

“Rental Sale Agreements” means the four rental sale and purchase agreements dated 12 April 2005 and entered into between DB London and the Company, (as amended from time to time) one such agreement in respect of each of the four Subleases;

“Rental Sale Amendment Agreements” means the four amendment agreements to the Rental Sale Agreements, to be entered into on the Closing Date between the Company and DB London, one such agreement in respect of each of the four Rental Sale Agreements;

“Residual Security Assignment” means the residual security agreement dated 3 December 2003 between the Company and DB London in relation to one Boeing 747-436 aircraft manufacturer’s serial number 27092 and registration mark G-CIVA;

“Sales Agency Letters” means the BA Sales Agency Letters and the letter from Phoebus to Banca Intesa S.p.A dated 3 December 2003 relating to one Boeing 747-436 aircraft manufacturer’s serial number 27092 and registration mark G-CIVA

“Second DB London Loan” means the agreement pursuant to which DB London agrees to lend £42,500,000 to the Company to be entered into immediately prior to Closing in the Agreed Form;

“Secondary Period” means, in relation to each Headlease and Sublease, the secondary period as defined in the respective Headlease and Sublease;

“Security Agreements” means the BA Security Agreements and the security agreement dated 3 December 2003 between the Company and British Airways plc, in respect of one Boeing 747-436 aircraft manufacturer’s serial number 27092 and registration mark GCIVA;

“Seller’s Group” means the Seller and its subsidiary undertakings from time to time;

“Seller’s Lawyers” means Linklaters of One Silk Street, London EC2Y 8HQ;

“Seller’s Warranties” means the representations and warranties given by the Seller pursuant to Clause 5 and Schedule 2 and “Seller’s Warranty” means any one of them;

“Seller’s Wider Group” means the Seller’s Group and any company in respect of which any member of the Seller’s Group is a subsidiary undertaking from time to time;

“Shares” means all of the issued share capital of the Company;

“Sublease” means four lease agreements each respectively dated 28 March 1988, 23 March 1989, 23 March 1989 and 22 March 1993 entered into between the Company and British Airways plc (as amended from time to time) pursuant to which the Company subleases to British Airways plc the four aircraft which are the subject of the respective Headleases and “Sublease” means any such agreement;

“Sublease Amendment Agreements” means the four amendment agreements to the Subleases, to be entered into on the Closing Date between the Company, British Airways plc and DB London, one such agreement in respect of each of the four Subleases;

“Taxation” or “Tax” means all forms of taxation of the United Kingdom or elsewhere in the world whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including without limitation social security contributions and any other payroll taxes), whenever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Claim” means a claim by the Purchaser (i) under the Tax Indemnity and/or (ii) under the Tax Warranties and/or (iii) in respect of Taxation under the Closing Accounts Warranty;

“Tax Indemnity” means the deed of covenant against Taxation to be entered into at Closing in the Agreed Form;

“Tax Warranties” means the Seller’s Warranties listed at paragraph 10 of Schedule 2;

“Third Party” means, in Clause 6.3.2, any person other than the Seller and DB London;

“VAT” means United Kingdom Value Added Tax;

“Voluntary Act” means any act whatsoever other than an act which is:
(i)	required by any present or future law, statute, rule, regulation, order, judgment, decree of any court or government agency, any regulatory body or any recognised stock exchange or the rules of the NASDAQ stock market; or

(ii)	taken or made in accordance with Clause 5.1.6; and
“Voluntary Omission” means any omission in relation to any act other than an omission in relation to an act which, if such act were undertaken, the party undertaking such act would be in breach of any present or future law, statute, rule, regulation, order, judgment, decree of any court or government agency, regulatory requirement or requirement of any recognised stock exchange or the NASDAQ stock market.

1.2	Modification etc. of Statutes

References to a statute or statutory provision, express or implied, include:
1.2.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.2.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced;

1.2.3	any subordinate legislation made from time to time under that statute or statutory provision, as modified, re-enacted or consolidated as described in Clause 1.2.1 above, or under any statute or statutory provision referred to in Clause 1.2.2 above; and

1.2.4	“statute” and “statutory provision” includes any legislation in any jurisdiction.
1.3	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to persons and companies

References to:
1.4.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

1.5	References to subsidiaries

The word “subsidiary” shall have the same meaning in this Agreement as its definition in the Companies Act 1985.

1.6	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.9	Gross up of Indemnity Payments

Where an indemnity payment is stated as being on an after tax basis”, the provisions of Clauses 14.2 and 14.4 of the Tax Indemnity shall apply in respect of any payment due under that indemnity.

1.10	Ejusdem Generis

In construing this Agreement, the so-called ejusdem generis rule does not apply and accordingly the interpretation of general words shall not be restricted by words indicating a particular class or particular examples.

2	Agreement to Sell the Shares

2.1	On and subject to the terms of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, the Shares.

2.2	The Shares shall be sold by the Seller with full title guarantee free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including, without limitation, the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.3	Subject to the terms of the BA Consent Letter, the Seller shall procure that on or prior to Closing any and all rights of pre-emption or transfer or other restriction over the Shares are waived irrevocably by the persons entitled thereto, and all necessary consents have been received or waived in respect of any applicable transfer restrictions over the Shares.

2.4	The Seller represents and warrants to the Purchaser that it has the right to sell and transfer the full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this Agreement.

3	Consideration

The total consideration for the sale of the Shares under this Agreement shall be £1.00 (one Pound Sterling), the receipt and sufficiency of which is hereby acknowledged.

4	Closing

4.1	Date and Place

Closing shall take place at the offices of the Seller’s Lawyers on 10 August 2005 or at such other location or date as may be agreed between the Purchaser and the Seller.

4.2	Closing Events

The following events shall take place on Closing:
4.2.1	Seller shall procure that a meeting of the directors of the Company is held on the Closing Date at which the following business is transacted:
(i)	the terms of, and execution and performance by the Company of, this Agreement, the Tax Indemnity, the First DB London Loan, the Second DB London Loan, the Power of Attorney, the Disclosure Letter and all relevant documents as shall be required in order to give effect to the transactions contemplated in Clause 4.2.2 shall be approved (to the extent necessary);

(ii)	the situation of the registered office of the Company shall be changed to Caswell, Towcester, Northamptonshire NN12 8EQ;

(iii)	the name of the Company shall be changed to Forthaven Limited;

(iv)	the current directors of the Company shall each resign as a director of the Company and each shall execute a letter of resignation in a form satisfactory to the Purchaser waiving all claims whatsoever they may each have against the Company and Stephen Abely, Giorgio Anania and Thomas Kelley shall be appointed as directors of the Company (such resignations and appointments to take effect at Closing);

(v)	the company secretary shall resign as secretary to the Company and shall execute a letter of resignation in a form satisfactory to the Purchaser waiving all claims whatsoever he may have against the Company and Jacobin Zorin shall be appointed as secretary of the Company (such resignation and appointment to take effect at Closing);

(vi)	the registration of the transfer in respect of the Shares referred to in Clause 4.2.3 shall be approved; and

(vii)	(the accounting reference date is changed to 10 August;
4.2.2	the Seller shall procure that on the Closing Date:
(i)	the Company and DB London execute and deliver the First DB London Loan;

(ii)	the Company and DB London execute and deliver the Second DB London Loan;

(iii)	DB London and the Company execute and deliver the Group Relief Agreement;

(iv)	the Company and Phoebus execute and deliver the Creekside Security Account Charge;

(v)	the Company and DB London execute and deliver the Rental Sale Amendment Agreements;

(vi)	the Company and Phoebus execute and deliver the Headlease Amendment Agreements;

(vii)	the Sublease Amendment Agreements are duly executed and delivered; and

(viii)	a special resolution of the Company is passed resolving to change the name of the Company to Forthaven Limited;
4.2.3	the Seller shall deliver, or cause to be delivered, on the Closing Date to the Purchaser the following documents:
(i)	the duly executed transfer in the name of the Purchaser in respect of all the Shares, together with the relevant share certificate;

(ii)	the certificates of incorporation, corporate seals (if any), minute books and statutory books of the Company;

(iii)	statements relating to each bank account held by the Company showing the balance of such accounts as at or immediately prior to the Closing Date;

(iv)	the original counterpart of the Tax Indemnity duly executed by the Seller;

(v)	the Disclosure Letter duly signed by the Seller;

(vi)	the Administration Agreement duly signed by City Leasing Limited, DB London and the Company;

(vii)	the Banking Authorities Side Letter duly signed by the Company;

(viii)	the Power of Attorney duly executed by the Company;

(ix)	the DB Signing Authority duly signed by an authorised signatory of Deutsche Bank AG;

(x)	the BA Consent Letter duly executed; and

(xi)	the DB Comfort Letter;
4.2.4	upon completion of all the matters referred to in sub-clauses 4.2.1 to 4.2.3 above, the Purchaser shall:
(i)	pay the Consideration to the Seller;

(ii)	deliver to the Seller the original counterpart of the Tax Indemnity duly executed by the Purchaser;

(iii)	deliver to the Seller the duly signed counterpart of the Disclosure Letter acknowledging receipt;

(iv)	deliver to the Seller the duly signed counterpart of the Group Relief Agreement; and

(v)	deliver to the Seller the Bookham Signing Authority duly signed by an authorised signatory of the Purchaser.
4.2.5	upon completion of all the matters referred to in sub-clauses 4.2.1 to 4.2.4 above, the Seller shall procure that:
(i)	the Purchaser’s name is entered in the register of members of the Company as the holder of the Shares;

(ii)	the amount due under the First DB London Loan is made available to the Company in accordance with the terms of the First DB London Loan;

(iii)	the Company repays in full the Donside Loan using the proceeds received under the First DB London Loan;

(iv)	Donside executes and delivers the Donside Letter;

(v)	the amount due under the Second DB London Loan is made available to the Company in accordance with the terms of the Second DB London Loan;

(vi)	in relation to each of the Headleases, the Company pays to Phoebus £41,015,026.30, being all amounts outstanding except for £100,000 per Headlease, using the proceeds received under the Second DB London Loan; and

(vii)	Phoebus executes and delivers the Phoebus Letter.
4.3	Closing Events — Miscellaneous

If for any reason the provisions of sub-Clause 4.2.1 to 4.2.5 above are not fully complied with either the Purchaser or the Seller, as the case may be, being the party not at fault, may elect (in addition and without prejudice to all other rights or remedies available to it) to rescind this Agreement or to agree a new date for Closing.

4.4	Post-Closing Events

Promptly following completion of the audit of the accounts of the Company for the period ending on the Annual Accounts Date:
4.4.1	the Seller shall procure that KPMG LLP sign and deliver to the Company a letter pursuant to which KPMG LLP resign as auditors of the Company, including a written confirmation that, in accordance with Section 394 of the Companies Act 1985, there are no circumstances connected with the resignation which should be brought to the attention of the members or creditors of the Company and that no fees are due to them from the Company; and
4.4.2	the Purchaser shall procure that a meeting of the directors of the Company is held at which Ernst & Young LLP (or such affiliate of Ernst & Young LLP as the Purchaser shall require) are appointed as auditors of the Company.
5	Warranties and Indemnities

5.1	The Seller’s Warranties and the Seller’s and DB London’s Indemnity
5.1.1	The Seller represents and warrants to the Purchaser:
(i)	subject to Clause 5.3, that the statements set out in Schedule 2 are true and accurate and not misleading as of the date of this Agreement;

(ii)	all information relating to the Company or its respective assets or affairs which would be material to a purchaser for value of the Shares, undertaking and assets of the Company is contained in this Agreement and the Disclosure Letter; and

(iii)	all information contained or referred to in the Disclosure Letter is true and accurate and fairly disclose every matter to which they relate and nothing has been omitted from the Disclosure Letter which renders any of that information inaccurate, incomplete or misleading.

5.1.2	The Seller acknowledges that the Purchaser has entered into this Agreement on the basis of, and in reliance upon the Seller’s Warranties.

5.1.3	Each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 2 or by anything in this Agreement or in the Tax Indemnity.

5.1.4	Save for matters fairly disclosed in the Disclosure Letter and Schedule 1 of this Agreement, no information of which the Purchaser and/or its officers or employees and/or its duly authorised agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Purchaser or made on its behalf) shall prejudice or prevent any claim under the Seller’s Warranties or reduce any amount recoverable thereunder.

5.1.5	The Seller and DB London each agree at all times to indemnify and keep indemnified and hold harmless on an after-tax basis the Purchaser and the Purchaser’s Wider Group and their respective directors, officers and employees on demand from and against and to reimburse on a full indemnity basis all claims, demands, liabilities, losses, damages, costs, charges and expenses whatsoever (including consequential loss, loss of profit, loss of reputation, all reasonable legal charges and expenses together with any applicable Value Added Tax or similar tax) raised against or incurred by the Purchaser or any member of the Purchaser’s Wider Group or any of their respective directors, officers and employees arising directly or indirectly from or in connection with:
(i)	a breach of the Seller’s Warranties (subject to Clause 6.4);

(ii)	assisting the Seller or DB London pursuant to Clause 7.4;

(iii)	the Headleases or the Subleases (including, but not limited to the early termination of the Subleases by British Airways plc, for whatever reason, prior to the termination date set out in each Sublease);

(iv)	the Administration Agreement;

(v)	the Deeds of Application;

(vi)	the Creekside Deeds of Assignment;

(vii)	the Aircraft Sale and Purchase Agreements;

(viii)	the Rental Sale Agreements (subject to set-off provisions, including those in the Rental Sale Agreements, the First DB London Loan and the Second DB London Loan);

(ix)	the Phoebus Account Charges;

(x)	in relation to costs and expenses only, the Creekside Account Charges and the Creekside Security Account Charge;

(xi)	to the extent that the Donside Letter is for any reason invalid or void, the Donside Loan;

(xii)	the Security Agreements;

(xiii)	the Deeds of Release;

(xiv)	the Notice of Acknowledgement of Rebate Assignment;

(xv)	the Aircraft Mortgages;

(xvi)	the BA Deeds of Assignment;

(xvii)	the Residual Security Assignment

(xviii)	the BA Consent Letter;

(xix)	the Sales Agency Letters; and

(xx)	any claims made by any person who is a director of the Company or the Company secretary prior to Closing;
provided always that the indemnity in this Clause 5.1.5 shall not apply in respect of:
(a)	the aggregate of £400,000 owing by the Company under the Headleases as at the Closing Date;

(b)	any amounts owing from time to time by the Company under the First DB London Loan or the Second DB London Loan; or

(c)	any such claims, demands, liabilities, losses, damages, costs, charges and expenses which have been raised against or incurred by the Purchaser or any member of the Purchaser’s Wider Group or any of their respective directors, officers and employees arising directly or indirectly from or in connection with:
(I)	any Voluntary Act of the Purchaser or any member of the Purchaser’s Wider Group (including the Company) or their respective directors, officers, employees or duly authorised agents (other than City Leasing Limited) or successors in title, where such act has not been expressly requested or authorised in writing by the Seller, DB London or any member of the Seller’s Wider Group; or

(II)	any Voluntary Omission by the Purchaser or any member of the Purchaser’s Wider Group (including the Company) or their respective directors, officers, employees or duly authorised agents (other than City Leasing Limited) or successors in title in relation to any act reasonably and expressly requested in writing by the Seller or any member of the Seller’s Wider Group in relation to and to comply with the terms of this Agreement, the Tax Indemnity, the documents in the Agreed Form and any of the documents referred to in sub-Clauses 5.1.5(iii) to 5.1.5(xix) but excluding any omissions which occur due to:
(A)	in the Purchaser’s opinion (acting reasonably and in good faith) to have acted would have damaged the reputation of the Purchaser or any member of the Purchaser’s Wider Group; or

(B)	in the Purchaser’s opinion (acting reasonably and in good faith) to have acted would have required the Purchaser or any member of the Purchaser’s Wider Group to make a public disclosure; or
(III)	any failure by the Purchaser or any member of the Purchaser’s Wider Group (including the Company) to do in a timely manner any act reasonably and expressly requested in writing by the Seller or any member of the Seller’s Wider Group in relation to and to comply with the terms of this Agreement, the Tax Indemnity, the documents in the Agreed Form and any of the documents referred to in sub-Clauses 5.1.5(iii) to 5.1.5(xix) but excluding any such failure which occurs due to:
(A)	in the Purchaser’s opinion (acting reasonably and in good faith) to have acted would have damaged the reputation of the Purchaser or any member of the Purchaser’s Wider Group; or

(B)	in the Purchaser’s opinion (acting reasonably and in good faith) to have acted would have required the Purchaser or any member of the Purchaser’s Wider Group to make a public disclosure.
5.1.6	The Purchaser or any member of the Purchaser’s Wider Group (including the Company) or their respective directors, officers, employees or duly authorised agents will be permitted to undertake any act required to be undertaken by them pursuant to:

(i)	the terms of this Agreement, the Tax Indemnity and the documents in the Agreed Form; and

(ii)	any contractual obligation of the Company as at Closing including under the terms of any of the documents listed in sub-Clauses 5.1.5(iii) to 5.1.5(xix), provided that in each case the Purchaser or any member of the Purchaser’s Wider Group (including the Company) or their respective directors, officers, employees or duly authorised agents or successor in title has acted only in order to effect compliance by the Company with the terms of any such contractual obligation where the Seller or any member of the Seller’s Group should have acted or requested that the Company so act or notified the Company to act pursuant to the Administration Agreement or otherwise in order to comply with the terms of such contractual obligation but the Seller or any member of the Seller’s Group has failed to do so.
5.1.7	For the avoidance of doubt, neither the Seller nor DB London shall be liable under this Agreement in respect of any Taxation (as that term is interpreted for the purposes of the Tax Indemnity), other than for a breach of the Tax Warranties or the Closing Accounts Warranty or as provided for by Clause 1.9 of this Agreement.

5.1.8	The indemnity in Clause 5.1.5 is without prejudice to any other rights of the Purchaser in this Agreement in relation to the breach or circumstance.

5.1.9	The parties agree that it is the express intention of the parties that the obligations of DB London under Clause 5.1.5 do not constitute and shall not be construed or asserted by any party as constituting a guarantee or any other form of credit support by DB London of the obligations of the Company or the obligations of the Seller under this Agreement or under any of the documents referred to in this Agreement.

5.1.10	The parties agree that any payment to be made by either the Seller or DB London to the Purchaser or any member of the Purchaser’s Group, or by the Purchaser or any member of the Purchaser’s Group to the Seller or DB London (as the case may be), pursuant to the terms of this Agreement or the Tax Indemnity, may be set-off by the receiving party (in the absolute discretion of such party) against any amounts to be paid by, as the case may be, (i) (where the receiving party is the Seller or DB London) the Seller or DB London to the Purchaser or any member of the Purchaser’s Group or (ii) (where the receiving party is the Purchaser or any member of the Purchaser’s Group) the Purchaser or any member of the Purchaser’s Group to the Seller or DB London, provided always that the rights of set-off under this Clause 5.1.10 shall not extend to (x) amounts payable by DB London to the Company pursuant to the terms of the Rental Sale Agreements and (y) amounts payable by the Company to DB London pursuant to the terms of the First DB Loan and/or the Second DB Loan.

5.1.11	No information of which the Purchaser and/or its agents and/or advisers has knowledge (actual, constructive or imputed) or which could have been discovered (whether by investigation made by the Purchaser or made on its behalf) shall prejudice or prevent any claim under the indemnity in Clause 5.1.5 or reduce any amount recoverable thereunder.
5.2	Rescission

If, after Closing:
(i)	any breach of paragraph 1.1.1 of Schedule 2 of this Agreement; or

(ii)	any material breach of paragraph 2.3 of Schedule 2 of this Agreement; or

(iii)	any breach of Clause 5.1.5 of this Agreement
comes to the notice of the Purchaser then, but without prejudice to any other rights or remedies available to the Purchaser in this Agreement, the Purchaser may without any liability to the Seller or DB London rescind this Agreement and the Tax Indemnity in accordance with this Clause 5.2. In this Clause 5.2, a “material breach” shall mean a breach resulting in a loss to the Purchaser or the Purchaser’s Wider Group (including the Company) of more than £3,000,000.

5.3	Seller’s Disclosures

The Seller’s Warranties are subject only to the matters which are fairly disclosed in the Disclosure Letter.

5.4	Purchaser’s Representations and Warranties
5.4.1	The Purchaser represents and warrants to the Seller that:
(i)	The Purchaser has the requisite power and authority to enter into and perform its obligations under this Agreement and this Agreement has been duly authorised and executed by the Purchaser.

(ii)	The obligations imposed on the Purchaser under this Agreement constitute legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms.

(iii)	The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement will not:
(a)	result in a breach of any provision of the memorandum or articles of association of the Purchaser as currently in force;

(b)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Purchaser is bound other than a breach or default that has no material adverse effect on the business of the Company; or

(c)	result in a breach of any order, judgment or decree by any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound.
5.4.2	The Purchaser confirms that it has taken professional tax advice from Ernst & Young LLP on the basis of instructions appropriate for a transaction of the nature contemplated by this Agreement and, based on that advice, the Purchaser believes at the Closing Date that, as regards the potential tax liability of the Company or any company associated with the Company (within the meaning of s.767AA(8) 1CTA 1988) that may arise after Closing and for which any member of the Seller’s Wider Group could otherwise be secondarily liable, such tax liability should be met in full should it arise. For the avoidance of doubt, over and above the Purchaser’s belief and the fact that the Purchaser has taken appropriate professional advice on the basis of instructions appropriate for a transaction of the nature contemplated by this Agreement, this confirmation does not constitute confirmation or a representation or warranty that the advice received from Ernst & Young LLP is accurate.
6	Limitation of Seller’s Liability

6.1	Time Limitation for Claims
6.1.1	Subject to Clause 6.1.2, the Seller and DB London shall not be liable under this Agreement or the Tax Indemnity in respect of any claim unless a notice of the claim is given by the Purchaser to the Seller or DB London (as the case may be) within six years following Closing.

6.1.2	In respect of any claim in relation to a Sublease or a Headlease, the Seller and DB London shall be liable under this Agreement or the Tax Indemnity for as long as any Secondary Period (if applicable) is continuing under the terms of such Sublease or Headlease, which may be in excess of the six years following Closing referred to in Clause 6.1.1.

6.1.3	Any claim notified by the Purchaser to the Seller or DB London (as the case may be) pursuant to this Clause shall specify the matters set out in Clause 7.2.
6.2	Aggregate Minimum Claims
6.2.1	The Seller and DB London shall not be liable under this Agreement or the Tax Indemnity in respect of any claim unless the aggregate amount of all claims for which the Seller or DB London (as the case may be) would otherwise be liable under this Agreement and the Tax Indemnity (disregarding the provisions of this Clause 6.2) exceeds £5,000.

6.2.2	Where the liability agreed or determined in respect of all claims referred to in Clause 6.2.1 exceeds £5,000 subject as provided elsewhere in this Clause 6, the Seller or DB London (as the case may be) shall be liable for the aggregate amount of all claims as agreed or determined.
6.3	Maximum Liability

The aggregate liability of the Seller and DB London in respect of all claims under this Agreement and the Tax Indemnity shall not exceed:
6.3.1	in the case of any Tax Claim, £25,000,000 (twenty five million Pounds Sterling);

6.3.2	in the case of any claim by or liability to a Third Party (other than a Tax Claim), £75,000,000 (seventy five million Pounds Sterling); and

6.3.3	in the case of any other claim, £10,000,000 (ten million Pounds Sterling).
6.4	Matters Arising Subsequent to this Agreement

The Seller shall not be liable for breach of any Seller’s Warranty under this Agreement in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance and any Losses arising therefrom, to the extent that the same would not have occurred but for:
6.4.1	Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the express request in writing or with the approval in writing of the Purchaser except any matter or thing done pursuant to and in compliance with the Administration Agreement;

6.4.2	Acts of the Purchaser

any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or of the Company, or their respective directors, officers, employees or agents or successors in title, after Closing done, committed or effected:
(i)	outside the ordinary course of business of the Company or in circumstances where such claim was reasonably foreseeable as a result of such act, omission or transaction; or

(ii)	otherwise than pursuant to a legally binding commitment to which the Company is subject on or before Closing;

6.4.3	Changes in Tax legislation
(i)	in relation to Taxation, the passing of, or any change in, after Closing, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at Closing; or

(ii)	any change after Closing of any generally accepted interpretation or application of any legislation;
6.4.4	Accounting and Taxation Policies

any change in accounting or Taxation policy, bases or practice of the Purchaser or of the Company introduced or having effect after Closing (other than a change required by any statement of standard accounting practice or any other generally accepted accounting principle).
6.5	Recovery from Third Parties following Recovery from the Seller or DB London

If the Seller or DB London has paid an amount in discharge of any claim under this Agreement and the Purchaser or the Company recovers, (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser or the Company (as appropriate) shall, pay to the Seller or DB London (as appropriate) as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any Taxation, costs and expenses incurred in obtaining such recovery or if less (ii) the amount previously paid by the Seller or DB London (as appropriate) to the Purchaser less any Taxation costs and expenses incurred in obtaining recovery.

6.6	Breach of specific Seller’s Warranties and Fraud

None of the limitations contained in Clause 5 and/or this Clause 6 shall apply to any claim which:
6.6.1	arises as a result of a breach of the Seller’s Warranties contained in paragraphs 1.1.1, 1.12, 1.3 and/or t 1.4 of Schedule 2; and/or

6.6.2	arises or is increased, or to the extent to which it arises or is increased, as the consequence of, or which is delayed as a result of, fraud, dishonesty, wilful misconduct or wilful concealment by the Seller, DB London, the Company or any of their respective directors, officers, employees or agents.

6.7	Tax Warranties
6.7.1	Notwithstanding any other provisions of this Agreement, the provisions of clause 3 of the Tax Indemnity shall also apply to exclude or limit the liability of the Seller or DB London in respect of any claim by the Purchaser in respect of any Tax Claim.

6.7.2	The provisions of clause 8 of the Tax Indemnity shall apply to govern the recovery of any sum in respect of any Taxation (as referred to the Tax Indemnity) from third parties.

6.7.3	The provisions of clause 6 of the Tax Indemnity shall apply to the Tax Warranties and to the Closing Accounts Warranty.
7	Claims

7.1	Notification of Potential Claims

If a director of the Purchaser or a director of any member of the Purchaser’s Group (including the Company) becomes actually aware after Closing of any fact, matter or circumstance that may give rise to a claim against the Seller or DB London under this Agreement or under the Tax Indemnity, the Purchaser or any member of the Purchaser’s Group (including the Company), as the case may be, shall promptly (and in any event within six months of the Purchaser becoming so aware, failing which the claim shall be deemed to be irrevocably withdrawn) give a notice in writing to the Seller or DB London (as the case may be) setting out such information as is readily available (at no cost) to the Purchaser or any member of the Purchaser’s Group (including the Company), as the case may be, as is reasonably necessary to enable the Seller or DB London (as the case may be) to assess the merits of the claim.

7.2	Notification of Claims under this Agreement

Notices of claims under this Agreement or under the Tax Indemnity shall be given by the Purchaser to the Seller or DB London (as the case may be), at the cost of the Seller or DB London, within the time limits specified in Clause 6.1, specifying the readily available information to the Purchaser or any member of the Purchaser’s Group (including the Company) in relation to the legal and factual basis of the claim and the evidence on which the Purchaser or any member of the Purchaser’s Group (including the Company), as the case may be, relies and insofar as the Purchaser is reasonably able to an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

7.3	Investigation by the Seller

In connection with any matter or circumstance that may give rise to a claim against the Seller or DB London under this Agreement or under the Tax Indemnity:

7.3.1	the Purchaser shall allow, and shall procure that the Company allows, the Seller or DB London (as the case may be) and their respective financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and

7.3.2	the Purchaser shall disclose to the Seller or DB London (as the case may be and at their cost) all material of which the Purchaser is aware which relates to the claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or DB London (as the case may be) or their respective financial, accounting or legal advisers may reasonably request subject to the Seller or DB London (as the case may be) agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the claim in question.
7.4	Assistance with Third Party Claims

If the matter or circumstance that may give rise to a claim against the Seller or DB London or the Company under this Agreement is a result of or in connection with a claim by or liability to a third party then the Purchaser shall, and shall cause the Company to, at the cost of the Seller or DB London, provide all reasonable assistance and take all reasonable steps as the Seller or DB London (as the case may be) shall reasonably request to avoid, resist or compromise any such claim or liability or Losses arising directly or indirectly from any such claim or liability (subject to the Company being entitled to employ its own legal advisers) provided that the Purchaser shall not be required to take any action under this Clause 7.4 if:
(i)	in the Purchaser’s opinion (acting reasonably and in good faith), the action would have the effect of damaging the reputation of the Purchaser or any member of the Purchaser’s Wider Group;

(ii)	the action would have the effect of the Purchaser or any member of the Purchaser’s Wider Group having to make a public disclosure; or

(iii)	the action required is frivolous or relates to amounts which are de minimis.
7.5	Tax affairs and dealings with H.M. Revenue and Customs

The provisions of clause 5 of the Tax Indemnity shall apply in relation to the Company’s Taxation affairs in respect of periods ending on or before Closing and all communications and correspondence with H.M. Revenue and Customs in respect of such periods.

8	Confidentiality

8.1	Announcements

The parties shall procure that no announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Wider Group or any member of the Purchaser’s Wider Group without the prior written approval of the Seller and the Purchaser. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange or the NASDAQ stock market on which the shares of either party are listed but the party with an obligation to make an announcement or issue a circular shall consult with the other party insofar as is reasonably practicable before complying with such an obligation.

8.2	Confidentiality
8.2.1	Subject to Clause 8.2.2:
(i)	each of the Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:
(a)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or

(b)	the negotiations relating to this Agreement (and any such other agreements);
(ii)	DB London and the Seller shall, and the Seller shall procure that the Seller’s Wider Group shall, treat as strictly confidential and not disclose or use any information relating to the Company following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Wider Group;

(iii)	the Purchaser shall, and the Purchaser shall procure that the Purchaser’s Wider Group shall, treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Wider Group including, prior to Closing, the Company.
8.2.2	Clause 8.2.1 shall not prohibit disclosure or use of any information if and to the extent:
(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange or the NASDAQ stock market;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Seller, the Purchaser or DB London;

(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(iv)	the disclosure is made to professional advisers of the Seller or the Purchaser on terms that such professional advisers undertake to comply with the provisions of Clause 8.2.1 in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement);

(vi)	the other party has given prior written approval to the disclosure or use; or

(vii)	the information is independently developed after Closing,
provided that prior to disclosure or use of any information pursuant to Clause 8.2.2(i), (ii) or (iii), the party concerned shall promptly notify the other party of such requirement with a view to providing that other party with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use which agreement shall be provided within 24 hours of receipt of information regarding such timing and content and provided further that the disclosing party shall make the final determination regarding the timing and content of the disclosure or use of any information pursuant to Clause 8.2.2(i).
9	Other Provisions

9.1	Cash Flow Model
9.1.1	The parties hereby agree that the Cash Flow Model reflects:
(i)	the payments contemplated by this transaction under the following documents:
(a)	the Rental Sale Agreements;

(b)	the Headleases;

(c)	the First DB London Loan;

(d)	the Second DB London Loan;

(e)	the Donside Loan; and

(f)	the Group Relief Agreement;

(ii)	the cash balances of the Company as at the Closing Date; and

(iii)	accrued interest payments to be made to the Creekside Rental Account, provided always that there has been no default under the Creekside Security Account Charge.
9.2	Further Assurances

Each of the parties shall at their own cost from time to time, on being required to do so by the other party, now or at any time in the future, do or procure the doing of all such acts, share all such documents, records and information and/or execute or procure the execution of all such documents in a form satisfactory to the party concerned as such party may reasonably consider necessary for giving full effect to this Agreement and securing to it the full benefit of the rights, powers and remedies conferred upon it in this Agreement. Nothing in this Agreement shall require the Seller to disclose to the Purchaser, the Company or any other party any Confidential Group Papers.

9.3	Whole Agreement
9.3.1	This Agreement and the documents in the Agreed Form contain the whole agreement between the Seller, DB London and the Purchaser relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Seller, DB London and the Purchaser in relation to the matters dealt with in this Agreement.

9.3.2	Each of the parties acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

9.3.3	So far as is permitted by law and except in the case of fraud, each of the Seller, DB London and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

9.3.4	In Clauses 9.3.1 to 9.3.3, “this Agreement” includes the Tax Indemnity, the Disclosure Letter and all documents entered into pursuant to this Agreement.
9.4	Assignment

Except as otherwise expressly provided in this Agreement, neither DB London, the Seller nor the Purchaser may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

9.5	Third Party Rights

Except as expressly set out in this Agreement including Clause 5.1.5, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or rely upon any term of, or enjoy any benefit under, this Agreement, provided that this does not affect any right or remedy of the third party that exists or is available apart from that Act. No party may declare itself as a trustee of the rights under this Agreement for the benefit of any third party.

9.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Seller, DB London and the Purchaser.

9.7	Use of Name

The Purchaser shall procure that following Closing no member of the Purchaser’s Group nor the Company shall use the names “Deutsche Bank”, “DB”, “City Leasing”, “Creekside” or any confusingly similar name or mark.

9.8	Costs

Each of the parties hereto shall pay its own legal and accountancy costs, charges and other expenses connected with the negotiation, preparation and implementation of this Agreement

9.9	Notices
9.9.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:
(i)	in writing;

(ii)	delivered by hand, pre-paid first class post, airmail or courier.
9.9.2	A Notice to the Seller shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser and DB London from time to time:

Address: 23 Great Winchester Street, London EC2P 2AX

Attention: Ian Faraday

9.9.3	A Notice to DB London shall be sent to the following address, or such other person or address as DB London may notify to the Purchaser and the Seller from time to time:

Address: Winchester House, Great Winchester Street, London EC2N 2DB

Attention: Company Secretary

with a copy to:

Address: Linklaters, One Silk Street, London EC2Y 8HQ

Attention: Stephen Blackshaw
9.9.4	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller and DB London from time to time:

Address: Caswell, Towcester, Northamptonshire NN12 8EQ

Attention: Chief Executive Officer

with a copy to:

Address: Bookham, Inc. Ottawa (Kanata) Office, 10 Brewer Hunt Way, Kanata, Ontario, Canada, K2K 2B5

Attention: Thomas Kelley

and

Address: Bookham Technology plc, Brixham Road, Paignton, Devon TQ4 7BE

Attention: Keith Border

and

Address: Wilmer Cutler Pickering Hale and Dorr LLP, Alder Castle, 10 Noble Street, London EC2V 7QJ

Attention: Struan Penwarden
9.9.5	A Notice shall be effective upon receipt and shall be deemed to have been received:
(i)	two Business Days after posting, if delivered by pre-paid first class post;

(ii)	five Business Days after posting, if delivered by air-mail; or

(iii)	at the time of delivery, if delivered by hand or courier.

9.9.6	In proving service of a notice or document it shall be sufficient to prove that delivery was made or that the envelope containing the notice or document was properly addressed and posted as prepaid first class or prepaid airmail letter.
9.10	Invalidity
9.10.1	If any provision in this Agreement and/or the Tax Indemnity shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

9.10.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 9.10.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and/or the Tax Indemnity and the legality, validity and enforceability of the remainder of this Agreement and/or the Tax Indemnity shall, subject to any deletion or modification made under Clause 9.9.1, not be affected.
9.11	Interest on late payment

Where a sum is required to be paid under this Agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay an amount equal to interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

The rate of interest shall be 10/0 per annum above the base lending rate for the time being of Barclays Bank plc. Interest shall accrue on a daily basis and be compounded quarterly.

This Clause 9.11 is without prejudice to any claim for interest under the law.

9.12	Agreement survives completion

This Agreement (other than obligations that have already been fully performed) remains in full force after Closing.

9.13	General
9.13.1	Each of the obligations and undertakings set out in this Agreement which is not fully performed at Closing will continue in force after Closing.

9.13.2	The rights of each party under this Agreement:
(i)	may be exercised as often as necessary; and

(ii)	may be waived only in writing and specifically,
and delay in exercising or non-exercise of any such right is not a waiver of such right

9.14	Counterparts

This Agreement may be entered into in any number of counterparts (including facsimile copies), all of which taken together shall constitute one and the same instrument. The Seller, DB London and the Purchaser may enter into this Agreement by executing any such counterpart.

9.15	Governing Law

This Agreement shall be governed by and construed in accordance with English law. The parties irrevocably agree that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

In witness whereof this Agreement has been duly executed by the duly authorised representatives of the parties and is only delivered on the date set out above.

Schedule 1
The Company

1	Particulars of the Company

	Name of Company:	City Leasing (Creekside) Limited

	Registered number:	02133288

	Registered office:	23 Great Winchester Street,
London EC2P2AX
	Date and place of incorporation:	20 May 1987, England

	Issued share capital:	£3,888,252

	Authorised share capital:	£3,888,252

	Registered shareholders and shares held:	London Industrial Leasing Limited
3,888,252 shares

	Directors:	Vaughan Williams
Pamela Smith
Nicholas Roos
Andrew Dewdney
Valerie Bradford

	Secretary:	Adam Rutherford

	Accounting reference date:	31 December

	Auditors:	KPMG

	Subsidiaries:	None

Schedule 2
Warranties given by the Seller under Clause 5
1	Corporate Information

1.1	The Shares and the Company
1.1.1	The Seller:
(i)	is the sole legal and beneficial owner of the Shares; and

(ii)	has the right to exercise all voting and other rights over the Shares.
1.1.2	The Shares comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted and are each fully paid in cash.

1.1.3	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer, amortisation or repayment of any share or loan capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption) nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

1.1.4	There are no Encumbrances on the shares in the Company.

1.1.5	The Company owns no, and has not owned any, shares or other interests in any corporate or other body.

1.1.6	The Company is not and has not agreed to become a member of any partnership or other unincorporated association, joint venture or consortium.

1.1.7	The Company does not have outside the United Kingdom any branch or any permanent establishment (as that expression is defined in the respective Double Taxation Relief Orders current at the date of this agreement).

1.1.8	The particulars contained in Schedule 1 are true, accurate and not misleading.

1.1.9	The Company has not given any power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment or to do anything on its behalf, other than for the purposes of entering into the arrangements contemplated by this Agreement.

1.2	Constitutional Documents, Corporate Registers and Minute Books
1.2.1	The memorandum and articles of association attached to the Disclosure Letter are true and accurate copies of the memorandum and articles of association of the Company and complete in all material respects and there have not been and are not any material breaches by the Company of its memorandum and articles of association.

1.2.2	The registers, statutory books, books of account and other records of whatsoever kind of the Company:
(i)	are up-to-date;

(ii)	are maintained in accordance with applicable law on a proper and consistent basis; and

(iii)	contain complete and accurate records of all matters required to be dealt with in such books and records other than to the extent that they are not material to the business of the Company;

(iv)	have attached to them copies of all such resolutions and agreements as are required by law to be delivered to the Registrar of Companies and all other resolutions passed by the Company or any class of members or shareholders, other than resolutions relating to ordinary business at any Annual General Meeting.
1.2.3	All accounts, returns, resolutions and other documents required by law to be delivered or made to the Registrar of Companies have been duly and correctly delivered or made on a timely basis.
2	Accounts

2.1	The Annual Accounts and the Closing Accounts have been prepared in accordance with applicable law and in accordance with the accounting principles, standards and practices generally accepted at the Annual Accounts Date (in the case of the Annual Accounts) and the Closing Accounts Date (in the case of the Closing Accounts) in the United Kingdom.

2.2	The Annual Accounts give a true and fair view of the state of the affairs of the Company at the Annual Accounts Date and of the profits or losses of the Company for the period concerned.

2.3	The Closing Accounts give a true and fair view of the state of the affairs of the Company at the Closing Accounts Date and of the profits or losses of the Company for the period concerned.

2.4	As at the Annual Accounts Date (in the case of the Annual Accounts) and as at the Closing Accounts Date (in the case of the Closing Accounts), the Annual Accounts and the Closing Accounts:

(i)	make proper and adequate provision for all actual liabilities; and

(ii)	make provision reasonably regarded as adequate for all bad and doubtful debts.
3	Financial Obligations

3.1	Financial Facilities

There are no financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Company. The Company does not have outstanding any loan capital or any money borrowed or raised.

3.2	Guarantees

There is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by the Company or for the benefit of the Company.

3.3	Grants and Subsidies

The Company has not received any investment grant or other grant.

3.4	Loans

The Company has not lent any money that has not been repaid to it.

4	Assets

4.1	Assets
4.1.1	The Company does not own any assets of whatever nature, nor has it ever owned any material assets, nor does it have any liability in respect of any asset of whatever nature.

4.1.2	None of the assets of the Company is subject to any Encumbrance (including without limitation, any debenture, deposit by way of security, bill of sale, lease, hire-purchase, credit sale or other agreement for payment on defined terms) or any agreement or commitment to give or create any of the foregoing.
4.2	Debts

There are no debts owing to the Company.

4.3	Real Property

The Company has not owned, controlled, used or occupied any real property.

5	Contracts
5.1	The Company is not a party to or subject to any contract, transaction, arrangement, understanding or obligation.

5.2	Each contract, transaction, arrangement, understanding or obligation disclosed in the Disclosure Letter in relation to paragraph 5.1:
(a)	is in the ordinary and usual course of business;

(b)	is on an arm’s length basis;

(c)	is not of a loss-making nature (that is, known to be likely to result in material loss on completion or performance);

(d)	can readily be fulfilled or performed without undue or unusual expenditure of money or effort; and

(e)	does not contain any obligation on the part of the Company to pay, at any time, any amount to a third party.
5.3	The Company is not currently in breach of its obligations, and has not at any time been in breach of its material obligations, under the Relevant Documents and/or the Aircraft Sale and Purchase Agreements and/or the Rental Sale Agreements and/or the Donside Loan.

5.4	The Company is not a party to any contract or arrangement in which the Seller or any person connected with the Seller or any member of the Seller’s Group is interested, directly or indirectly.

6	Employees

6.1	The Company has no, nor has it ever had, any employees.

6.2	The Company does not have any liability to any former employee of any representative of the same or to any person or company providing consultancy services to pay compensation, damages, a redundancy payment, a protective award, a severance payment or any other payment or award or is under any obligation to provide or continue any benefit (including the provision of a reference) either pursuant to, or as a consequence of failing to comply with any statute, regulation, code of practice or agreement (including a settlement, compromise or COTS agreement) and no such sums have been paid or benefits provided (whether pursuant to a legal obligation or ex gratia).

7	Pensions and Benefits

The Company has not paid, provided or contributed towards, and is not under any obligation or commitment (whether or not legally enforceable) to pay, provide or contribute towards, any retirement/death/disability benefit for or in respect of any present or past employee (or any spouse, child or dependant of any of them) or of any predecessor in business of the Company.
8	Legal Compliance

8.1	Licences and Consents
8.1.1	No licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities (“Licences”) are necessary for the carrying on of the businesses of the Company as now carried on or to own its assets.
8.2	Compliance with Laws
8.2.1	The Company has conducted its business and corporate affairs in accordance with its memorandum and articles of association and in all material respects with all applicable laws and regulations of the United Kingdom.

8.2.2	Insofar as the Seller is aware, there has been no violation by the Company or any director of the Company of, or default with respect to, any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority of the United Kingdom which could have a material adverse effect upon the assets or business of the Company or which could give rise to any fine, penalty, sanction, order, declaration, award or other liability (whether criminal or civil) on the Company.
8.3	Vulnerable antecedent transactions

The Company is not party to, nor at any time since 1 January 2004 has it been party to, any transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held is liable to be transferred or retransferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the law of any relevant jurisdiction or country.

9	Litigation

9.1	The Company is not a plaintiff or defendant in or otherwise a party to any mediation, litigation, arbitration or administrative proceedings which are in progress or pending or so far as the Seller is aware, threatened by or against or concerning the Company or any of its assets. No governmental, official, administrative or regulatory body, investigation inquiry or enforcement proceedings or process concerning the Company is in progress nor is the Seller aware of anything which is likely to give rise to any such investigation, inquiry, proceedings or process.

9.2	The Seller is not aware of anything which is likely to give rise to any mediation or any litigation or arbitration proceedings by or against the Company.

10	Insurance

There are no insurance policies effected for the benefit of the Company.

11	Tax

11.1	Returns, Information and Clearances
11.1.1	All returns, computations, notices and information which are or have been required to be made or given by the Company for any Taxation purpose (i) have been made or given within the requisite periods and on a proper basis and are up-to-date and correct in all material respects and (ii) none of them is, or is likely to be, the subject of any dispute with H.M. Revenue and Customs or other Taxation Authorities.

11.1.2	The Company is in possession of sufficient information or has reasonable access to such information to enable it to compute its liability to Taxation insofar as it depends on any Transaction occurring on or before Closing.
11.2	Taxation Claims, Liabilities and Reliefs
11.2.1	No relief (whether by way of deduction, reduction, set-off, exemption, postponement, roll-over, hold-over, repayment or allowance or otherwise) from, against or in respect of any Taxation has been claimed and/or given to the Company which could or might be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act, omission, event or circumstance arising or occurring at or at any time after Closing.

11.2.2	All Taxation of any nature whatsoever whether of the United Kingdom or elsewhere for which the Company is liable or for which the Company is liable to account has been duly paid (insofar as such taxation ought to have been paid) and without prejudice to the generality of the foregoing the Company has made all such deductions and retentions as it was obliged or entitled to make and all such payments as should have been made. To the best of the Seller’s knowledge, information and belief, where such liability has not arisen at the date of this Agreement (or such liability is not due to be paid at the date of this Agreement), it has been provided for in full in the Closing Accounts, and full provision has been made in the Closing Accounts for deferred Taxation in accordance with generally accepted accounting practice.
11.3	Close Companies

The Company is not, and has not within a period of six years before Closing been, a close company.

11.4	Company Residence

The Company has been resident for tax purposes in the United Kingdom and nowhere else at all times since its incorporation and will be so resident at Closing.

11.5	Acquisitions from Members of the Same Group

The entry into or Closing of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes, whether pursuant to Section 179 of the Taxation of Chargeable Gains Act. 1992 (“TOGA”), paragraphs 58 or 60(2) of Schedule 29 Finance Act 2002 or otherwise.

11.6	Replacement of Business Assets

No claim has been made under Section 152, 153, 154, 175, or 179B TCGA, paragraph 37, 56, 57, 65 or 67 of Schedule 29 Finance Act 2002 or any other section which would affect the amount of any gain accruing or being treated as accruing on a disposal of an asset of the Company.

11.7	Base Values and Costs of Acquisition

If each of the assets (other than trading stock) or the plant and machinery taken as a whole of the Company was disposed of for a consideration equal to the book value of that asset or, as appropriate, plant and machinery in, or adopted for the purpose of, the Accounts, no liability to corporation tax or balancing charge under the Capital Allowances Act 2001 not fully provided for in the Accounts would arise; and, for the purpose of determining corporation tax, there shall be disregarded any relief and allowances available to the Company other than, in relation to corporation tax on chargeable gains, amounts falling to be deducted under Section 38 TCGA.

11.8	Rebasing

The Company has made no disposal to which Section 35 TCGA applies.

11.9	PAYE and National Insurance

The Company has properly operated the PAYE and National Insurance contributions systems by making such deductions as are required by law from all payments made or deemed to be or treated as made by it or on its behalf, and by duly accounting to H.M. Revenue and Customs for all sums so deducted and for all other amounts for which it is required to account under the PAYE and National Insurance contributions systems.

11.10	Depreciatory Transactions and Value Shifting

No asset owned by the Company has at any time since its acquisition by the Company or any company which has at any time been a member of a group (as defined from time to time for any Taxation purpose) of which the Company has at any time been a member been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

11.11	VAT
11.11.1	The Company has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to VAT, including (for the avoidance of doubt) the terms of any agreement reached with H.M. Revenue and Customs.

11.11.2	There are set out in the Disclosure Letter full particulars of each item which the Company uses in the course or furtherance of its business and for the purposes of that business, otherwise than solely for the purpose of selling the item, being items to which Part XV of the Value Added Tax Regulations 1995 applies and in respect of which the period of adjustment will not have expired by Closing. Such particulars are sufficient to enable the Company (or any group of which they will form part for the purposes of Sections 43 to 43C of the Value Added Tax Act 1994 following Closing) to comply with their obligations under the said Part XV.

11.11.3	There are set out in the Disclosure Letter full particulars of:
(i)	any land in which the Company has an interest and in relation to which an election has been made to waive exemption from VAT pursuant to the provisions of Schedule 10 Value Added Tax Act 1994; and

(ii)	any buildings or civil engineering works owned by the Company and completed for the purposes of Group 1, Schedule 9 Value Added Tax Act 1994 within the last three years.
11.12	Group Relief

No surrenders of relief under Sections 402-413 ICTA 1988 (“group relief’) to the Company or by the Company have been made since 3 December 2003.

11.13	Advance Corporation Tax
11.13.1	The Company has received all payments due to it for all surrenders or purported surrenders of advance corporation tax made by it.
11.13.2	The Company has no unrelieved surplus advance corporation tax. For the purposes of this sub-paragraph “unrelieved surplus advance corporation tax” has the meaning given to it by Section 32(6) Finance Act 1998 read in conjunction with Section 32(7) Finance Act 1998.

11.14	Finance Leases

The Company is not, and has not since 3 December 2003 been, the lessor or the lessee under any finance lease of an asset other than the Headleases and the Subleases. For the purposes of this paragraph “finance lease” means any arrangements for the leasing of an asset which fall for the purposes of the accounts of the Company to be treated in accordance with normal accountancy practice as a finance lease or loan.

11.15	Payments equivalent to Taxation

The Company has not entered into any indemnity, guarantee or covenant under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Taxation.

11.16	Inheritance Tax
11.16.1	No transfer of value (as defined by the Inheritance Tax Act 1984) or disposal by way of gift (within the meaning of Section 102 Finance Act 1986) has at any time been made by or to the Company, and there are no other circumstances by reason of which any liability in respect of tax charged under Section 1 of the Inheritance Tax Act 1984 has arisen or could arise on the Company.

11.16.2	No Inland Revenue Charge (as defined in Section 237 Inheritance Tax Act 1984) is outstanding over any asset of the Company or in relation to any shares in the capital of the Company and no circumstances exist which could lead to any such charge arising in the future.

11.16.3	There are not in existence any circumstances whereby any such power as is mentioned in Section 212(1) Inheritance Tax Act 1984 could be exercised in relation to any shares, securities or assets of the Company.
12	General

12.1	Authority and Capacity
12.1.1	Each of the Seller and the Company is validly existing and is a company duly incorporated under the laws of England and Wales. DB London is validly existing and is a duly registered branch, under the laws of England and Wales, of Deutsche Bank AG.

12.1.2	Each of the Seller and DB London has the legal right and full power and authority to enter into and perform its obligations under this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

12.1.3	The documents referred to in paragraph 12.1.2 will, when executed, constitute legal, valid and binding obligations on the Seller and DB London, enforceable in accordance with their respective terms.

12.1.4	Each of the Seller and DB London has taken all corporate action required by it to authorise it to enter into and to perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement. This Agreement has been duly authorised and executed by the Seller and DB London.

12.1.5	The entering into of this Agreement and compliance with the terms of this Agreement does not and will not conflict with or constitute a default under any provision of any agreement to which the Seller or the Company or DB London is party or by which the Seller or the Company or DB London are bound or under the memorandum or articles of association (or equivalent documents) of the Company or the Seller or DB London, or any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller or the Company or DB London is bound.
13	Insolvency etc.
13.1.1	The Company is not insolvent or unable to pay its debts, including its future and prospective debts whether as defined by Section 123 of the Insolvency Act 1986 or otherwise and has not stopped paying its debts as they fall due.

13.1.2	The Company has not proposed and does not intend to propose any arrangement of any type with its creditors or any group of creditors whether by court process or otherwise under which such creditors shall receive or be paid less than the amounts contractually or otherwise due to them.

13.1.3	Neither the Company nor any director, secretary or creditor of the Company has presented any petition, application or other proceedings for administration, creditors’ voluntary arrangement or similar relief by which the affairs, business or assets of the company concerned are managed by a person appointed for the purpose by a Court, governmental agency or similar body, or by any director, secretary or creditor or by the company itself nor has any such order or relief been granted or appointment made.

13.1.4	No order has been made, petition or application presented, resolution passed or meeting convened for the purpose of winding-up the Company or whereby the assets of the Company are to be distributed to creditors or shareholders or other contributories of the Company.

13.1.5	No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian or any similar or analogous officer or official in any jurisdiction has been appointed in respect of the whole or any part of the business or assets of the Company nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

13.1.6	No process has been initiated which could lead to the Company being dissolved and its assets being distributed amongst creditors, shareholders or other contributors.

Schedule 3
Cash Flow Model
[To be agreed and inserted]

Schedule 3
Cash Flow Model
See next page.

	CASH FLOW MODEL
												Transfers
										Cum Cash		to/from	Net Cash
								Share		Balance		Creekside	Balance	Cash Balance
			First DB	Second DB			Group Relief	Capital	Deposit	Main	Cash	Security	Main	Creekside Security
Date	Rental Sale	Donside Loan	London Loan	London Loan	Headleases	Subtotal	Payments	Infection	Interest	Account	Available	Account	Account	Account
31-Mar-05						0.00				1,878,341.84			1,878,341.84

										703,306.80			703,306.60

14-Apr-05		18,000,000.00			-19,175,035.24	175,035.24

10-Aug-05										703,306.80			703,306.60

10-Aug-05		-18,348,132.33	18,348,132.33	42,500,000,00	-41,015,026.30	1,484,973.70	-1,228,128.27	3,788,252.00	14,542.50	4,782,946.53	-4,200,000.00	-400,000.00	162,946.53	400,000.00

11-Aug-05					-40,050.41	-40,050.41				4,722,896.12		40,000.00	162,896.13	360,000.00

14-Oct-05	20,916,678.40		-18,529,150.48			2,387,527.92	-1,240,441.52			5,888,982.52	-1,000,000.00	0.00	309,982.53	360,000.00

22-Mar-06					-47,529.37	-47,529.37				5,822,453.16		45,000.00	307,453.18	315,000.00

18-Apr-06					-188,370,74	-188,370.74				5,634,082.42		180,000.00	299,082.42	135,000.00

14-Jul-06	28,951,251.63			-23,485,430.14		5,465,821.50	-4,507,003.73			6,592,900.18	-1,000,000.00	0.00	257,900.18	135,000.00

22-Mar-07					-47,070.00	-47,070.00				6,545,830.18		45,000.00	255,830.18	90,000.00

16-Apr-07					-94,140.00	-94,140.00				6,451,690.18		90,000.00	251,890.18	0.00

16-Jul-07	23,957,214.48			-22,463,613.70		1,493,600,78	-1,314.310.49			8,630,980.47	-430,980.47		0.00

	73,825,144.51	-18,348,132.33	-181,018.15	-3,449,043.84	-41,432,186.82	10,414,763.38	-8,289,884.01	3,788,252.00	14,542.50		6,630,980.47	0.00

Agreed Form Documents:
Administration Agreement
First DB London Loan
Second DB London Loan
Disclosure Letter
Donside Letter
Phoebus Letter
Power of Attorney
BA Consent Letter
Tax Indemnity
Bookham Signing Authority
DB Signing Authority
Creekside Security Account Charge
Group Relief Agreement
Rental Sale Amendment Agreements
Headlease Amendment Agreements
Sublease Amendment Agreements

SALE AND PURCHASE AGREEMENT EXECUTION PAGE

SIGNED by
on behalf of London Industrial	/s/ illegible
Leasing Limited:

SIGNED by
on behalf of Deutsche Bank	/s/ illegible
AG acting through Its London Branch:

SIGNED by
on behalf of Bookham	/s/ Thomas Kelley
Technology plc: